Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 26, 2017

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2016 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

SANTA CLARA, Calif. — January 26, 2017 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2016.

Consolidated net income available to common stockholders for the fourth quarter of 2016 was $99.5 million, or $1.89 per diluted common share, compared to $111.1 million, or $2.12 per diluted common share, for the third quarter of 2016 and $87.5 million, or $1.68 per diluted common share, for the fourth quarter of 2015. Consolidated net income available to common stockholders for the year ended December 31, 2016 was $382.7 million, or $7.31 per diluted common share, compared to $343.9 million, or $6.62 per diluted common share, for the comparable 2015 period.

"The fourth quarter capped a solid year marked by continued strong fundamentals. We saw healthy growth in loans, total client funds and core fee income; as well as sound credit quality, despite the VC market recalibration in the first half of 2016," said Greg Becker, President and CEO of SVB Financial Group. "Our positive expectations for 2017 have improved in light of recent short-term rate increases and we believe there could be potential upside if rates continue to rise.  While there is still uncertainty in the global markets, and very early-stage companies are still feeling the effects of the recalibration, we believe SVB's position as the bank to the world's most dynamic companies, entrepreneurs and investors remains a distinct competitive advantage."
Highlights of our fourth quarter 2016 results (compared to third quarter 2016, unless otherwise noted) included:

•	Average loan balances of $19.3 billion, an increase of $0.6 billion (or 3.3 percent)

•	Period-end loan balances of $19.9 billion, an increase of $0.8 billion (or 4.1 percent).

•
Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $3.7 billion (or 4.5 percent) to $84.7 billion, with average off-balance sheet client investment funds increasing by $1.9 billion (or 4.3 percent) and average on-balance sheet deposits increasing by $1.8 billion (or 4.7 percent).

•
Period-end total client funds increased $3.3 billion (or 4.0 percent) to $84.8 billion, with period-end off-balance sheet client investment funds increasing by $2.5 billion (or 5.7 percent) and period-end on-balance sheet deposits increasing by $0.8 billion (or 2.1 percent).

•	Net interest income (fully taxable equivalent basis) of $296.9 million, an increase of $7.5 million (or 2.6 percent).

•	Provision for loan losses of $7.1 million, compared to $19.0 million.

•
Gains on investment securities of $10.0 million, compared to $23.2 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $5.3 million, compared to $18.4 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $4.6 million, compared to $21.6 million.

•
Noninterest income of $113.5 million, a decrease of $30.6 million (or 21.3 percent). Non-GAAP core fee income increased $4.1 million (or 5.1 percent) to $84.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Noninterest expense of $244.6 million, an increase of $22.7 million (or 10.3 percent).

Fourth Quarter and Full-Year 2016 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Income statement:
Diluted earnings per common share	$1.89	$2.12	$1.78	$1.52	$1.68	$7.31	$6.62
Net income available to common stockholders	99.5	111.1	93.0	79.2	87.5	382.7	343.9
Net interest income	296.6	289.2	283.3	281.4	269.1	1,150.5	1,006.4
Provision for loan losses	7.1	19.0	36.3	33.3	31.3	95.7	97.6
Noninterest income	113.5	144.1	112.8	86.1	114.5	456.6	472.8
Noninterest expense	244.6	221.8	200.4	204.0	208.6	870.8	778.0
Non-GAAP core fee income (1)	84.6	80.5	74.5	76.5	72.7	316.2	265.4
Non-GAAP noninterest income, net of noncontrolling interests (1)	109.1	139.5	111.2	88.8	111.8	448.5	441.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	244.3	221.7	200.1	204.1	208.4	870.3	777.2
Fully taxable equivalent:
Net interest income (2)	$296.9	$289.4	$283.6	$281.7	$269.4	$1,151.7	$1,008.0
Net interest margin	2.73%	2.75%	2.73%	2.67%	2.54%	2.72%	2.57%
Balance sheet:
Average total assets	$44,933.7	$43,451.3	$43,370.0	$44,190.2	$43,634.8	$43,987.5	$40,846.4
Average loans, net of unearned income	19,260.7	18,647.2	18,199.3	17,012.4	15,745.6	18,283.6	14,762.9
Average available-for-sale securities	12,505.1	12,743.7	13,399.3	14,692.6	15,314.8	13,331.3	14,436.1
Average held-to-maturity securities	7,730.5	8,003.8	8,382.8	8,658.7	8,220.5	8,192.2	7,829.2
Average noninterest-bearing demand deposits	32,663.8	30,522.3	30,342.4	31,219.5	30,531.1	31,189.2	27,822.3
Average interest-bearing deposits	7,033.7	7,387.4	7,817.5	8,048.6	8,373.6	7,569.8	8,471.1
Average total deposits	39,697.4	37,909.8	38,160.0	39,268.1	38,904.7	38,759.1	36,293.4
Average long-term debt	795.9	796.2	796.5	796.7	797.1	796.3	770.8
Period-end total assets	44,683.7	43,274.0	43,132.7	43,573.9	44,686.7	44,683.7	44,686.7
Period-end loans, net of unearned income	19,899.9	19,112.3	18,833.8	17,735.1	16,742.1	19,899.9	16,742.1
Period-end available-for-sale securities	12,620.4	12,665.7	13,058.6	14,327.1	16,380.7	12,620.4	16,380.7
Period-end held-to-maturity securities	8,427.0	7,791.9	8,200.4	8,548.2	8,791.0	8,427.0	8,791.0
Period-end non-marketable and other securities	622.6	625.2	664.1	668.5	674.9	622.6	674.9
Period-end noninterest-bearing demand deposits	31,975.5	31,029.0	30,287.8	30,933.3	30,867.5	31,975.5	30,867.5
Period-end interest-bearing deposits	7,004.4	7,160.4	7,308.7	7,826.5	8,275.3	7,004.4	8,275.3
Period-end total deposits	38,979.9	38,189.4	37,596.6	38,759.7	39,142.8	38,979.9	39,142.8
Off-balance sheet:
Average client investment funds	$44,966.8	$43,105.5	$42,883.3	$42,471.6	$43,435.2	$43,356.8	$39,225.9
Period-end client investment funds	45,797.8	43,343.7	43,072.4	42,273.5	43,991.7	45,797.8	43,991.7
Total unfunded credit commitments	16,743.2	16,297.1	15,502.5	15,880.2	15,614.4	16,743.2	15,614.4
Earnings ratios:
Return on average assets (annualized) (3)	0.88%	1.02%	0.86%	0.72%	0.80%	0.87%	0.84%
Return on average SVBFG stockholders’ equity (annualized) (4)	10.77	12.32	10.83	9.59	10.74	10.90	11.18
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.13%	1.25%	1.29%	1.29%	1.29%	1.13%	1.29%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.94	1.03	0.98	1.01	0.99	0.94	0.99
Gross charge-offs as a % of average total gross loans (annualized)	0.52	0.52	0.45	0.61	0.29	0.53	0.34
Net charge-offs as a % of average total gross loans (annualized)	0.44	0.48	0.43	0.49	0.28	0.46	0.31
Other ratios:
GAAP operating efficiency ratio (5)	59.63%	51.19%	50.58%	55.51%	54.39%	54.18%	52.60%
Non-GAAP operating efficiency ratio (1)	60.18	51.69	50.69	55.09	54.67	54.39	53.63
SVBFG CET 1 risk-based capital ratio	12.80	12.75	12.43	12.38	12.28	12.80	12.28
Bank CET 1 risk-based capital ratio	12.65	12.77	12.57	12.57	12.52	12.65	12.52
SVBFG total risk-based capital ratio	14.21	14.22	13.92	13.90	13.84	14.21	13.84
Bank total risk-based capital ratio	13.66	13.83	13.65	13.66	13.60	13.66	13.60
SVBFG tier 1 leverage ratio	8.34	8.35	8.08	7.69	7.63	8.34	7.63
Bank tier 1 leverage ratio	7.67	7.74	7.56	7.19	7.09	7.67	7.09
Period-end loans, net of unearned income, to deposits ratio	51.05	50.05	50.09	45.76	42.77	51.05	42.77
Average loans, net of unearned income, to average deposits ratio	48.52	49.19	47.69	43.32	40.47	47.17	40.68

Book value per common share (6)	$69.71	$69.02	$67.38	$65.40	$61.97	$69.71	$61.97
Other statistics:
Average full-time equivalent employees	2,303	2,255	2,182	2,160	2,073	2,225	2,004
Period-end full-time equivalent employees	2,311	2,280	2,188	2,170	2,089	2,311	2,089

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.3 million for the quarters ended December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016 and $0.4 million for the quarter ended December 31, 2015. The taxable equivalent adjustments were $1.2 million and $1.6 million for the years ended December 31, 2016 and 2015, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $296.9 million for the fourth quarter of 2016, compared to $289.4 million for the third quarter of 2016. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the third quarter of 2016 to the fourth quarter of 2016. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q4'16 compared to Q3'16
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$1,578	$503	$2,081
AFS / HTM fixed income investment securities	(2,436)	4,813	2,377
Loans	6,904	(4,432)	2,472
Increase in interest income, net	6,046	884	6,930
Interest expense:
Deposits	(82)	174	92
Short-term borrowings	(550)	(91)	(641)
Long-term debt	(3)	28	25
(Decrease) increase in interest expense, net	(635)	111	(524)
Increase in net interest income	$6,681	$773	$7,454

The increase in net interest income, on a fully taxable equivalent basis, from the third quarter of 2016 to the fourth quarter of 2016, was attributable primarily to the following:

•
An increase in interest income from loans of $2.5 million to $216.7 million for the fourth quarter of 2016. The increase was primarily related to a $0.6 billion increase in average loan balances, partially offset by a decrease in fee income from loan prepayments. Overall loan yields decreased nine basis points reflective primarily of a six basis point decrease in loan fee yields. Loan fee yields decreased primarily as a result of lower income from loan prepayments. Gross loan yields remained unchanged at 3.93 percent.

•
An increase in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $2.4 million to $86.6 million for the fourth quarter of 2016. The increase was due primarily to a $4.7 million change in premium amortization expense, net, from the third quarter to the fourth quarter of 2016 as a result of lower prepayment estimates following the increase in market interest rates during the fourth quarter of 2016. Our overall yields from investment securities increased eight basis points to 1.70 percent, all attributable to the change in premium amortization.

•
An increase in interest income from short-term investment securities of $2.1 million for the fourth quarter of 2016. The increase was primarily due to an increase in cash balances as a result of a $1.8 billion increase in average deposit balances during the fourth quarter of 2016.

Net interest income for the fourth quarter of 2016 includes $1.6 million attributable to the December 2016 federal funds rate increase.

Net interest margin, on a fully taxable equivalent basis, was 2.73 percent for the fourth quarter of 2016, compared to 2.75 percent for the third quarter of 2016. Our net interest margin decreased due to higher average balances of cash and short-term investment securities, our lowest yielding assets. Average short-term investments represented nine percent of interest earning assets for the fourth quarter of 2016 compared to six percent for the third quarter of 2016, reflective of higher average deposit balances during the fourth quarter.

For the fourth quarter of 2016, 88.2 percent, or $17.2 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 87.8 percent, or $16.6 billion, for the third quarter of 2016.

Investment Securities

Our investment securities portfolio consists of: (i) an AFS portfolio and a HTM portfolio, both of which represent primarily interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio increased $0.6 billion, or 2.9 percent, to $21.0 billion at December 31, 2016. The duration of our fixed income investment securities portfolio was 2.5 years and 2.3 years for December 31, 2016 and September 30, 2016, respectively. Non-marketable and other securities decreased $2.6 million to $622.6 million ($500.1 million net of noncontrolling interests) at December 31, 2016.

Available-for-Sale Securities

Average AFS securities were $12.5 billion for the fourth quarter of 2016, compared to $12.7 billion for the third quarter of 2016, a decrease of $0.2 billion. Period-end AFS securities were $12.6 billion at December 31, 2016 compared to $12.7 billion at September 30, 2016. The decrease in average AFS securities balances was primarily reflective of the utilization of AFS portfolio cash flows to fund loan growth. The decrease in period-end AFS securities balances from the third quarter of 2016 to the fourth quarter of 2016 was due primarily to an increase in period-end market interest rates resulting in a decrease in the fair value of our period-end AFS securities portfolio by $118.5 million. The $118.5 million decrease in period-end fair value, was offset by net additions of $67.4 million, and is reflected as a $70.2 million (net of tax) decrease in accumulated other comprehensive income. The average duration of our AFS securities portfolio was 2.0 years and 2.1 years at December 31, 2016 and September 30, 2016, respectively.

Held-to-Maturity Securities

Average HTM securities were $7.7 billion for the fourth quarter of 2016, compared to $8.0 billion for the third quarter of 2016, reflecting a decrease of $0.3 billion. Period-end HTM securities were $8.4 billion at December 31, 2016, compared to $7.8 billion at September 30, 2016. The $0.6 billion increase for the three months ended December 31, 2016 was due to new purchases of $1.1 billion primarily in agency backed mortgage securities, partially offset by $0.5 billion in portfolio paydowns and maturities. The average duration of our HTM securities portfolio was 3.3 years and 2.7 years at December 31, 2016 and September 30, 2016, respectively.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Non-marketable and other securities decreased $2.6 million to $622.6 million ($500.1 million net of noncontrolling interests) at December 31, 2016, compared to $625.2 million ($503.8 million net of noncontrolling interests) at

September 30, 2016. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.7 billion to $19.3 billion for the fourth quarter of 2016, compared to $18.6 billion for the third quarter of 2016. Period-end loans (net of unearned income) increased by $0.8 billion to $19.9 billion at December 31, 2016, compared to $19.1 billion at September 30, 2016. Average loan growth came primarily from our private equity/venture capital portfolio with healthy period-end loan growth across all of our market segments.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.4 billion and totaled $8.9 billion and $8.5 billion at December 31, 2016 and September 30, 2016, respectively, which represents 44.4 percent of total gross loans at both dates. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Allowance for loan losses, beginning balance	$240,565	$244,723	$197,507	$217,613	$165,359
Provision for loan losses	7,073	18,950	31,261	95,697	97,629
Gross loan charge-offs	(25,391)	(24,616)	(11,629)	(96,857)	(50,968)
Loan recoveries	4,054	2,084	920	12,212	6,209
Foreign currency translation adjustments (1)	(935)	(576)	(446)	(3,299)	(616)
Allowance for loan losses, ending balance	$225,366	$240,565	$217,613	$225,366	$217,613
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.14%	0.39%	0.74%	0.48%	0.58%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.52	0.52	0.29	0.53	0.34
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.44	0.48	0.27	0.46	0.30
Allowance for loan losses as a percentage of period-end total gross loans	1.13	1.25	1.29	1.13	1.29
Period-end total gross loans	$20,024,662	$19,228,928	$16,857,131	$20,024,662	$16,857,131
Average total gross loans	19,374,205	18,762,144	15,856,614	18,396,256	14,870,269
Allowance for loan losses for nonaccrual loans	37,277	44,348	51,844	37,277	51,844
Nonaccrual loans	118,979	106,216	123,392	118,979	123,392

(1)
Reflects foreign currency translation adjustments within the allowance for loan losses. Amounts for the periods ended December 31, 2015, were previously reported with loan recoveries and have been revised to conform to current period presentation.

Our allowance for loan losses was $225.4 million as of December 31, 2016, a decrease of $15.2 million from the end of the third quarter. As a percentage of total gross loans our allowance for loan losses was 1.13 percent at December 31, 2016 and 1.25 percent at September 30, 2016. Our allowance for loan losses for performing loans as a percentage of total gross performing loans decreased nine basis points to 0.94 percent at December 31, 2016.

Our allowance for loan losses decreased in the fourth quarter of 2016 due to a continuing shift in the mix of our performing loan portfolio to higher quality loans. Specific reserves for nonaccrual loans also decreased, primarily due to the resolution of a sponsored buyout loan. Additionally, a part of the decrease in our allowance for loan losses was due to an enhancement to our loan loss reserve methodology during the fourth quarter. These decreases to our allowance were partially offset by additional reserves due to period-end loan growth.

Our provision for loan losses was $7.1 million for the fourth quarter of 2016, which primarily reflects $14.3 million in specific reserves for net new nonaccrual loans and a $6.5 million increase in reserves for period-end loan growth. These additions were partially offset by a $5.8 million net reduction in reserves for performing loans.

In addition, we also made certain enhancements during the quarter to our methodology for determining our allowance for loan losses and reserve for unfunded loan commitments. The enhancements resulted in a $7.9 million decrease in the allowance for loan losses and is reflected as part of our provision for loan losses, and an $8.1 million increase in the reserve for unfunded loan commitments recorded in the provision for unfunded credit commitments as part of noninterest expense.

Gross loan charge-offs were $25.4 million for the fourth quarter of 2016 of which $4.9 million was not specifically reserved for in the third quarter of 2016. Our largest loan charge-off of $6.7 million was from a nonaccrual sponsored buyout loan. Our early-stage portfolio had $9.5 million of charge-offs and was consistent with the lower amount of early-stage charge-offs we had in the third quarter of 2016. Our loan recoveries during the fourth quarter were $4.1 million and were primarily from two nonaccrual loans charged-off in previous quarters in 2016.

Nonaccrual loans were $119.0 million at December 31, 2016, compared to $106.2 million at September 30, 2016. Our nonaccrual loan balance increased $12.8 million as a result of $56.0 million of new nonaccrual loans, partially offset by the resolution of a $22.6 million sponsored buyout loan. New nonaccrual loans of $56.0 million were mostly attributable to a Corporate Finance client and five early-stage clients.

The allowance for loan losses for nonaccrual loans decreased by $7.1 million to $37.3 million in the fourth quarter of 2016. The decrease includes a $10.5 million reserve release from the repayment and partial charge-off of a sponsored buyout loan. The reserve releases were offset by $15.7 million of new nonaccrual loan reserves.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $84.7 billion for the fourth quarter of 2016, compared to $81.0 billion for the third quarter of 2016. Period-end total client funds were $84.8 billion at December 31, 2016, compared to $81.5 billion at September 30, 2016.

Deposits

Average deposits were $39.7 billion for the fourth quarter of 2016, compared to $37.9 billion for the third quarter of 2016. Period-end deposits were $39.0 billion at December 31, 2016, compared to $38.2 billion at September 30, 2016. The increase in deposit balances during the fourth quarter of 2016 were primarily from our private-equity/venture capital and Growth portfolios, reflective of cash inflows in advance of year-end distributions of our private-equity/venture capital clients and increased private equity funding for our Growth clients. In addition, we saw increased new client growth in our emerging technology and early-stage Life Sciences and Software portfolios.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $45.0 billion for the fourth quarter of 2016, compared to $43.1 billion for the third quarter of 2016. Period-end client investment funds were $45.8 billion at December 31, 2016, compared to $43.3 billion at September 30, 2016. The increase in period-end and average off-balance sheet client investment funds from the third quarter of 2016 to the fourth quarter of 2016 were primarily reflective of increased balances in our Growth and Corporate Finance portfolios driven by capital raising activities. We also saw an increase in our private equity/venture capital average balances primarily reflective of strong third quarter period-end balances in advance of fourth quarter distributions.
Short-term Borrowings

On December 30, 2016, we borrowed $500 million from our available line of credit with the Federal Home Loan Bank to support the liquidity needs of the Bank. These borrowings were repaid, subsequent to year-end, on January 6, 2017.

Noninterest Income

Noninterest income was $113.5 million for the fourth quarter of 2016, compared to $144.1 million for the third quarter of 2016. Non-GAAP noninterest income, net of noncontrolling interests was $109.1 million for the fourth quarter of 2016, compared to $139.5 million for the third quarter of 2016. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures".)

The decrease of $30.6 million ($30.4 million net of noncontrolling interests) in noninterest income from the third quarter of 2016 to the fourth quarter of 2016 was primarily attributable to lower net gains on our investment securities and lower net gains on our equity warrant assets, partially offset by increases in non-GAAP core fee income. Items impacting noninterest income for the fourth quarter of 2016 were as follows:

•
Gains on investment securities of $10.0 million for the fourth quarter of 2016, compared to $23.2 million for the third quarter of 2016. Net of noncontrolling interests, non-GAAP net gains on investment securities were $5.3 million for the fourth quarter of 2016 compared to $18.4 million for the third quarter of 2016. The non-GAAP net gains, net of noncontrolling interests, of $5.3 million for the fourth quarter of 2016 were driven by the following:

◦	Gains of $4.7 million, net of a $2.8 million write-off of one investment, driven primarily by distributions from our strategic venture capital fund investments, and

◦	Gains of $0.6 million from our available-for-sale securities portfolio reflective of sales of shares from exercised warrants in public companies upon expiration of lock-up periods during the quarter.
As of December 31, 2016, we directly or indirectly (through 5 of our consolidated managed investment funds) held investments in 293 venture capital funds, 91 companies and 4 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended December 31, 2016 and September 30, 2016, respectively:

	Three months ended December 31, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains on investment securities, net	$4,309	$240	$147	$628	$4,652	$9,976
Less: income attributable to noncontrolling interests, including carried interest	4,552	109	—	—	—	4,661
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$(243)	$131	$147	$628	$4,652	$5,315

	Three months ended September 30, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$8,931	$390	$166	$(15)	$13,706	$23,178
Less: income attributable to noncontrolling interests, including carried interest	4,615	130	—	—	—	4,745
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$4,316	$260	$166	$(15)	$13,706	$18,433

•
Net gains on derivative instruments were $21.7 million for the fourth quarter of 2016, compared to $19.7 million for the third quarter of 2016. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net gains on equity warrant assets	$4,639	$21,558	$16,384	$37,892	$70,963
Gains (losses) on foreign exchange forward contracts, net:
Gains (losses) on client foreign exchange forward contracts, net	3,106	(3,194)	235	(5,674)	694
Gains on internal foreign exchange forward contracts, net	13,069	1,352	751	16,136	12,377
Total gains (losses) on foreign exchange forward contracts, net (1)	16,175	(1,842)	986	10,462	13,071
Net gains (losses) on other derivatives (2)	920	28	145	227	(229)
Total gains on derivative instruments, net	$21,734	$19,744	$17,515	$48,581	$83,805

(1)
Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments and forward contracts executed on behalf of clients. The changes in the fair value of foreign exchange forward contracts are offset by the revaluation of foreign currency denominated instruments which are included in the line item "Other" within noninterest income.

(2)	Represents primarily the change in the fair value of our client interest rate derivatives and our interest rate swaps.

◦	Net gains of $21.7 million on derivative instruments for the fourth quarter of 2016 were attributable primarily to the following:

•	Net gains on equity warrant assets of $4.6 million, primarily reflective of the following:

◦
Net gains of $4.3 million from changes in warrant valuations in the fourth quarter of 2016 compared to net gains of $16.8 million for the third quarter of 2016, primarily reflective of the increased valuation of one public company occurring during the third quarter of 2016, and

◦
Net gains of $0.8 million from exercises of equity warrant assets during the quarter, compared to net gains of $5.9 million for the third quarter of 2016, primarily reflective of a decrease in the valuation of one public company prior to the exercise date during the fourth quarter of 2016 and lower net gains on IPO and M&A activity in the portfolio.

At December 31, 2016, we held warrants in 1,739 companies with a total value of $131.1 million. Warrants in 17 companies each had values greater than $1.0 million and collectively represented 29 percent of the fair value of the total warrant portfolio at December 31, 2016. The gains from our equity warrants resulting from changes in warrant valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

•
Net gains of $3.1 million on client foreign exchange forward contracts for the fourth quarter of 2016, compared to net losses of $3.2 million for the third quarter of 2016. The net gains of $3.1 million were partially offset by net losses of $2.8 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

•
Net gains of $13.1 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the fourth quarter of 2016, compared to net gains of $1.4 million for the third quarter of 2016. The net gains of $13.1 million were driven by the continued strengthening of the U.S. dollar against various foreign currencies during the fourth quarter of 2016 and were partially offset by net losses of $12.5 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit fees) increased $4.1 million to $84.6 million for the fourth quarter of 2016, compared to $80.5 million for the third quarter of 2016. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Non-GAAP core fee income:
Foreign exchange fees	$27,185	$25,944	$23,970	$104,183	$87,007
Credit card fees	18,979	18,295	15,816	68,205	56,657
Deposit service charges	13,382	13,356	12,374	52,524	46,683
Client investment fees	8,260	7,952	6,181	32,219	21,610
Lending related fees	9,612	8,168	8,790	33,395	32,536
Letters of credit and standby letters of credit fees	7,230	6,811	5,574	25,644	20,889
Total Non-GAAP core fee income	$84,648	$80,526	$72,705	$316,170	$265,382

The increase in non-GAAP core fee income from the third quarter of 2016 to the fourth quarter of 2016 was primarily the result of an increase in lending related and foreign exchange fee income. Lending related fees increased $1.4 million attributable to higher syndication fee income and unused commitment fees. Foreign exchange fees increased $1.2 million primarily due to the continued increase in the number of clients actively managing currency exposures as a result of the volatility in the currency markets.
Noninterest Expense

Noninterest expense was $244.6 million for the fourth quarter of 2016, compared to $221.8 million for the third quarter of 2016. The increase of $22.8 million in noninterest expense consisted of an increase in our provision for unfunded credit commitments of $8.3 million as well as an increase in professional services of $3.6 million attributable to ongoing expenses associated with regulatory compliance initiatives. The increase in our provision for unfunded credit commitments was primarily a result of reserve methodology enhancements previously mentioned in our credit quality discussion. Additionally, compensation and benefits expense increased $3.3 million.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands, except employees)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Compensation and benefits:
Salaries and wages	$62,095	$62,636	$55,854	$244,470	$214,310
Incentive compensation plans	35,105	36,874	34,549	119,589	121,948
Employee stock ownership plan ("ESOP")	481	1,381	2,123	3,159	8,585
Other employee incentives and benefits (1)	42,179	35,677	31,285	147,052	128,998
Total compensation and benefits	$139,860	$136,568	$123,811	$514,270	$473,841
Period-end full-time equivalent employees	2,311	2,280	2,089	2,311	2,089
Average full-time equivalent employees	2,303	2,255	2,073	2,225	2,004

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $3.3 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $6.5 million in total other employee incentives and benefits, primarily related to higher share-based compensation expenses of $5.5 million related to our performance-based restricted stock unit plan expenses, particularly due to the strong performance of our stock price during the fourth quarter, partially offset by,

•	A decrease of $2.7 million in expense related to incentive compensation plans and ESOP based on higher expenses in the third quarter of 2016 reflective of our strong performance for the third quarter.
Non-GAAP noninterest expense, net of noncontrolling interests was $244.3 million for the fourth quarter of 2016, compared to $221.7 million for the third quarter of 2016. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”
Income Tax Expense

Our effective tax rate was 35.5 percent for the fourth quarter of 2016, compared to 40.9 percent for the third quarter of 2016. Our effective tax rate for the full year 2016 was 39.5 percent compared to 39.9 percent for the full year 2015. The decrease in our effective tax rate for the fourth quarter of 2016 was due primarily to a review of and adjustments made to our deferred tax balances recorded during the quarter as well as an increase in the recognition of tax benefits from net operating loss carryforwards related to a previously disposed business line.
Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net interest income (1)	$(4)	$(4)	$(2)	$(66)	$(8)
Noninterest income (1)	(4,290)	(3,721)	(1,605)	(5,434)	(27,648)
Noninterest expense (1)	240	117	178	524	828
Carried interest allocation (2)	(122)	(958)	(1,068)	(2,605)	(4,088)
Net income attributable to noncontrolling interests	$(4,176)	$(4,566)	$(2,497)	$(7,581)	$(30,916)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $4.2 million for the fourth quarter of 2016, compared to $4.6 million for the third quarter of 2016. Net income attributable to noncontrolling interests of $4.2 million for the fourth quarter of 2016 was primarily a result of $4.7 million of net gains on investment securities (including carried interests), of which, $4.6 million was from our managed funds of funds portfolio due to net unrealized valuation increases of investments held by the funds in the portfolio.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $49.5 million to $3.6 billion at December 31, 2016, due to net income of $99.5 million and an increase in additional paid-in capital of $23.2 million attributable to common stock issued under employee benefit plans, partially offset by a $73.1 million decrease in accumulated other comprehensive income. Accumulated other comprehensive income decreased $73.1 million due to a $118.5 million decrease in the fair value of our AFS securities portfolio ($70.2 million, net of tax) as a result of increased market interest rates at period-end.

Capital Ratios

SVB Financial's CET 1 and tier 1 risk-based capital ratios increased as of December 31, 2016, while the total risk-based capital ratio remained flat, compared to the same ratios as of September 30, 2016. The CET 1 and tier 1 risk-based capital ratios increased as a result of net income and common stock issuances for employee benefit plans resulting from increases in SVB Financial's stock price during the quarter. These increases in SVB Financial's capital were partially offset by an increase in risk weighted assets resulting from period-end loan growth and purchases of fixed income securities. The Bank's risk-based capital ratios (CET 1, tier 1 and total risk-based capital) decreased as of December 31, 2016, compared to the same ratios as of September 30, 2016, primarily due to increases in risk weighted assets resulting from period-end loan growth and purchases of fixed income securities that were only partially offset by the Bank's net income. The increases to the Bank's capital were further offset by a $20 million dividend paid to SVB Financial during the fourth quarter.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Outlook for the Year Ending December 31, 2017

Our outlook for the year ending December 31, 2017 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2017, compared to our full year 2016 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the impact of the December 14, 2016 increase of the target federal funds rate by the Federal Reserve of 25 basis points, but no other interest rate changes during 2017, and (ii) management updates to certain selected preliminary 2017 outlook metrics we previously disclosed on October 20, 2016.)

Current full year 2017 outlook compared to 2016 results (as of January 26, 2017)
Average loan balances	Increase at a percentage rate in the high teens
Average deposit balances	Increase at a percentage rate in the mid-to-high single digits
Net interest income (1)	Increase at a percentage rate in the low teens
Net interest margin (1)	Between 2.80% and 3.00%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2016 levels
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans
Nonperforming loans as a percentage of total gross loans	Between 0.50% and 0.70% of total gross loans
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the high single digits

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2017 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2017 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” "assume," “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2017" above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full year 2017.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPO and M&A activities);

•	changes in the volume and credit quality of our loans;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in our deposit levels;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	accounting changes, as required by GAAP; and

•	regulatory or legal changes or their impact on us, including the impact of the Volcker Rule.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 26, 2017, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2016. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation “44159785.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, January 26, 2017, through 9:59 p.m. (Pacific Time) on Saturday February 25, 2017, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “44159785#.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 26, 2017.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups ©2016 SVB Financial Group. All rights reserved. Member Federal Reserve System. SVB, SVB Financial Group, Silicon Valley Bank and the chevron device are registered trademarks.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Loans	$216,699	$214,227	$185,401	$834,155	$693,147
Investment securities:
Taxable	85,816	83,468	91,150	346,937	344,646
Non-taxable	541	522	685	2,234	2,905
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	4,277	2,196	1,996	10,070	6,067
Total interest income	307,333	300,413	279,232	1,193,396	1,046,765
Interest expense:
Deposits	1,627	1,535	1,164	5,611	5,447
Borrowings	9,101	9,717	8,999	37,262	34,893
Total interest expense	10,728	11,252	10,163	42,873	40,340
Net interest income	296,605	289,161	269,069	1,150,523	1,006,425
Provision for loan losses	7,073	18,950	31,261	95,697	97,629
Net interest income after provision for loan losses	289,532	270,211	237,808	1,054,826	908,796
Noninterest income:
Gains on investment securities, net	9,976	23,178	12,439	51,740	89,445
Gains on derivative instruments, net	21,734	19,744	17,515	48,581	83,805
Foreign exchange fees	27,185	25,944	23,970	104,183	87,007
Credit card fees	18,979	18,295	15,816	68,205	56,657
Deposit service charges	13,382	13,356	12,374	52,524	46,683
Client investment fees	8,260	7,952	6,181	32,219	21,610
Lending related fees	9,612	8,168	8,790	33,395	32,536
Letters of credit and standby letters of credit fees	7,230	6,811	5,574	25,644	20,889
Other	(2,856)	20,692	11,847	40,061	34,162
Total noninterest income	113,502	144,140	114,506	456,552	472,794
Noninterest expense:
Compensation and benefits	139,860	136,568	123,811	514,270	473,841
Professional services	27,023	23,443	24,005	94,982	82,839
Premises and equipment	17,641	16,291	15,127	65,502	51,927
Business development and travel	10,053	8,504	10,620	40,130	39,524
Net occupancy	11,009	9,525	10,664	39,928	34,674
FDIC and state assessments	8,661	7,805	6,750	30,285	25,455
Correspondent bank fees	2,988	3,104	3,640	12,457	13,415
Provision for (Reduction of) unfunded credit commitments	9,381	1,054	(2,195)	10,982	(1,946)
Other	17,951	15,533	16,186	62,243	58,287
Total noninterest expense	244,567	221,827	208,608	870,779	778,016
Income before income tax expense	158,467	192,524	143,706	640,599	603,574
Income tax expense	54,825	76,877	53,697	250,333	228,754
Net income before noncontrolling interests	103,642	115,647	90,009	390,266	374,820
Net income attributable to noncontrolling interests	(4,176)	(4,566)	(2,497)	(7,581)	(30,916)
Net income available to common stockholders	$99,466	$111,081	$87,512	$382,685	$343,904
Earnings per common share—basic	$1.91	$2.13	$1.70	$7.37	$6.70
Earnings per common share—diluted	1.89	2.12	1.68	7.31	6.62
Weighted average common shares outstanding—basic	52,134,396	52,046,199	51,508,962	51,915,397	51,317,863
Weighted average common shares outstanding—diluted	52,676,578	52,413,104	52,061,171	52,348,957	51,916,408

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2016	September 30, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$2,545,750	$2,521,319	$1,503,257
Available-for-sale securities, at fair value (cost $12,588,783, $12,514,893, and $16,375,941, respectively)	12,620,411	12,665,697	16,380,748
Held-to-maturity securities, at cost (fair value $8,376,138, $7,885,333, and $8,758,622, respectively)	8,426,998	7,791,949	8,790,963
Non-marketable and other securities	622,552	625,178	674,946
Investment securities	21,669,961	21,082,824	25,846,657
Loans, net of unearned income	19,899,944	19,112,265	16,742,070
Allowance for loan losses	(225,366)	(240,565)	(217,613)
Net loans	19,674,578	18,871,700	16,524,457
Premises and equipment, net of accumulated depreciation and amortization	120,683	115,014	102,625
Accrued interest receivable and other assets	672,688	683,180	709,707
Total assets	$44,683,660	$43,274,037	$44,686,703
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$31,975,457	$31,028,974	$30,867,497
Interest-bearing deposits	7,004,411	7,160,442	8,275,279
Total deposits	38,979,868	38,189,416	39,142,776
Short-term borrowings	512,668	2,421	774,900
Other liabilities	618,383	562,912	639,094
Long-term debt	795,704	795,971	796,702
Total liabilities	40,906,623	39,550,720	41,353,472
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,254,074 shares, 52,061,435 shares, and 51,610,226 shares outstanding, respectively	52	52	52
Additional paid-in capital	1,242,741	1,219,555	1,189,032
Retained earnings	2,376,331	2,276,865	1,993,646
Accumulated other comprehensive income	23,430	96,579	15,404
Total SVBFG stockholders’ equity	3,642,554	3,593,051	3,198,134
Noncontrolling interests	134,483	130,266	135,097
Total equity	3,777,037	3,723,317	3,333,231
Total liabilities and total equity	$44,683,660	$43,274,037	$44,686,703

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2016			September 30, 2016			December 31, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,809,314	$4,277	0.45%	$2,404,006	$2,196	0.36%	$2,806,666	$1,996	0.28%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,505,127	45,049	1.43	12,743,715	44,741	1.40	15,314,771	50,125	1.30
Held-to-maturity securities:
Taxable	7,663,168	40,767	2.12	7,947,983	38,727	1.94	8,146,904	41,025	2.00
Non-taxable (3)	67,367	832	4.91	55,842	803	5.72	73,597	1,053	5.68
Total loans, net of unearned income (4) (5)	19,260,738	216,699	4.48	18,647,194	214,227	4.57	15,745,610	185,401	4.67
Total interest-earning assets	43,305,714	307,624	2.83	41,798,740	300,694	2.86	42,087,548	279,600	2.64
Cash and due from banks	323,243			317,044			299,385
Allowance for loan losses	(234,922)			(247,657)			(203,102)
Other assets (6)	1,539,712			1,583,202			1,450,972
Total assets	$44,933,747			$43,451,329			$43,634,803
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$341,839	$65	0.08%	$308,345	$60	0.08%	$282,775	$56	0.08%
Money market deposits	5,327,745	1,408	0.11	5,592,603	1,316	0.09	6,051,490	886	0.06
Money market deposits in foreign offices	148,802	16	0.04	199,539	20	0.04	172,301	17	0.04
Time deposits	55,098	19	0.14	50,351	12	0.09	71,801	28	0.15
Sweep deposits in foreign offices	1,160,180	119	0.04	1,236,602	127	0.04	1,795,228	177	0.04
Total interest-bearing deposits	7,033,664	1,627	0.09	7,387,440	1,535	0.08	8,373,595	1,164	0.06
Short-term borrowings	19,265	22	0.45	513,446	663	0.51	16,461	14	0.34
3.50% Senior Notes	346,927	3,141	3.60	346,848	3,141	3.60	346,617	3,138	3.59
5.375% Senior Notes	347,490	4,849	5.55	347,345	4,847	5.55	346,925	4,841	5.54
Junior Subordinated Debentures	54,522	831	6.06	54,566	830	6.05	54,698	831	6.03
6.05% Subordinated Notes	46,938	258	2.19	47,421	236	1.98	48,810	175	1.42
Total interest-bearing liabilities	7,848,806	10,728	0.54	8,697,066	11,252	0.51	9,187,106	10,163	0.44
Portion of noninterest-bearing funding sources	35,456,908			33,101,674			32,900,442
Total funding sources	43,305,714	10,728	0.10	41,798,740	11,252	0.11	42,087,548	10,163	0.10
Noninterest-bearing funding sources:
Demand deposits	32,663,752			30,522,314			30,531,096
Other liabilities	614,799			517,066			544,986
SVBFG stockholders’ equity	3,675,183			3,586,196			3,233,488
Noncontrolling interests	131,207			128,687			138,127
Portion used to fund interest-earning assets	(35,456,908)			(33,101,674)			(32,900,442)
Total liabilities and total equity	$44,933,747			$43,451,329			$43,634,803
Net interest income and margin		$296,896	2.73%		$289,442	2.75%		$269,437	2.54%
Total deposits	$39,697,416			$37,909,754			$38,904,691
Average SVBFG stockholders’ equity as a percentage of average assets			8.18%			8.25%			7.41%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(291)			(281)			(368)
Net interest income, as reported		$296,605			$289,161			$269,069

(1)
Includes average interest-earning deposits in other financial institutions of $725 million, $760 million and $521 million; and $3.0 billion, $1.6 billion and $2.2 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $26.8 million, $28.4 million and $26.7 million for the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

(6)
Average investment securities of $735 million, $804 million and $754 million for the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2016			December 31, 2015
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,538,362	$10,070	0.40%	$2,267,953	$6,067	0.27%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,331,315	185,981	1.40	14,436,140	189,859	1.32
Held-to-maturity securities:
Taxable	8,130,221	160,956	1.98	7,750,649	154,787	2.00
Non-taxable (3)	61,962	3,437	5.55	78,528	4,469	5.69
Total loans, net of unearned income (4) (5)	18,283,591	834,155	4.56	14,762,941	693,147	4.70
Total interest-earning assets	42,345,451	1,194,599	2.82	39,296,211	1,048,329	2.67
Cash and due from banks	325,415			301,529
Allowance for loan losses	(236,936)			(188,904)
Other assets (6)	1,553,521			1,437,541
Total assets	$43,987,451			$40,846,377
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$318,381	$246	0.08%	$259,462	$285	0.11%
Money market deposits	5,746,892	4,705	0.08	6,029,150	4,191	0.07
Money market deposits in foreign offices	152,388	66	0.04	190,176	75	0.04
Time deposits	58,071	70	0.12	86,115	154	0.18
Sweep deposits in foreign offices	1,294,109	524	0.04	1,906,176	742	0.04
Total interest-bearing deposits	7,569,841	5,611	0.07	8,471,079	5,447	0.06
Short-term borrowings	220,251	1,087	0.49	23,226	42	0.18
3.50% Senior Notes	346,810	12,562	3.62	319,944	11,540	3.61
5.375% Senior Notes	347,277	19,383	5.58	346,724	19,352	5.58
Junior Subordinated Debentures	54,588	3,324	6.09	54,764	3,326	6.07
6.05% Subordinated Notes	47,627	906	1.90	49,416	633	1.28
Total interest-bearing liabilities	8,586,394	42,873	0.50	9,265,153	40,340	0.44
Portion of noninterest-bearing funding sources	33,759,057			30,031,058
Total funding sources	42,345,451	42,873	0.10	39,296,211	40,340	0.10
Noninterest-bearing funding sources:
Demand deposits	31,189,218			27,822,283
Other liabilities	571,205			541,096
SVBFG stockholders’ equity	3,509,526			3,075,371
Noncontrolling interests	131,108			142,474
Portion used to fund interest-earning assets	(33,759,057)			(30,031,058)
Total liabilities and total equity	$43,987,451			$40,846,377
Net interest income and margin		$1,151,726	2.72%		$1,007,989	2.57%
Total deposits	$38,759,059			$36,293,362
Average SVBFG stockholders’ equity as a percentage of average assets			7.98%			7.53%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,203)			(1,564)
Net interest income, as reported		$1,150,523			$1,006,425

(1)
Includes average interest-earning deposits in other financial institutions of $671 million and $480 million for the year ended December 31, 2016 and 2015, respectively. The balance also includes $1.8 billion and $1.7 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the year ended December 31, 2016 and 2015, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $104.9 million and $98.1 million for the year ended December 31, 2016 and 2015, respectively.

(6)
Average investment securities of $786 million and $760 million for the year ended December 31, 2016 and 2015, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Equity warrant assets (1):
Gains on exercises, net	$829	$5,931	$4,625	$31,197	$41,455
Cancellations and expirations	(470)	(1,161)	(222)	(3,015)	(1,040)
Changes in fair value, net	4,280	16,788	11,981	9,710	30,548
Total net gains on equity warrant assets (2)	$4,639	$21,558	$16,384	$37,892	$70,963

(1)
At December 31, 2016, we held warrants in 1,739 companies, compared to 1,719 companies at September 30, 2016 and 1,652 companies at December 31, 2015. The total value of our warrant portfolio was $131 million at December 31, 2016 compared to $145 million at September 30, 2016, and $137 million at December 31, 2015. Warrants in 17 companies each had values greater than $1.0 million and collectively represented 29 percent of the fair value of the total warrant portfolio at December 31, 2016.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Weighted average common shares outstanding—basic	52,134	52,046	51,509	51,915	51,318
Effect of dilutive securities:
Stock options and employee stock purchase plan	300	233	342	254	387
Restricted stock units	243	134	210	180	211
Total effect of dilutive securities	543	367	552	434	598
Weighted average common shares outstanding—diluted	52,677	52,413	52,061	52,349	51,916
SVB Financial and Bank Capital Ratios

	December 31, 2016	September 30, 2016	December 31, 2015
SVB Financial:
CET 1 risk-based capital ratio	12.80%	12.75%	12.28%
Tier 1 risk-based capital ratio	13.26	13.21	12.83
Total risk-based capital ratio	14.21	14.22	13.84
Tier 1 leverage ratio	8.34	8.35	7.63
Tangible common equity to tangible assets ratio (1)	8.15	8.30	7.16
Tangible common equity to risk-weighted assets ratio (1)	12.89	13.11	12.34
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.65%	12.77%	12.52%
Tier 1 risk-based capital ratio	12.65	12.77	12.52
Total risk-based capital ratio	13.66	13.83	13.60
Tier 1 leverage ratio	7.67	7.74	7.09
Tangible common equity to tangible assets ratio (1)	7.77	7.98	6.95
Tangible common equity to risk-weighted assets ratio (1)	12.75	13.14	12.59

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	December 31, 2016	September 30, 2016	December 31, 2015
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,913,125	$1,856,454	$1,891,512
Hardware	552,460	452,903	392,080
Private equity/venture capital	5,260,648	5,148,083	3,600,102
Life science/healthcare	707,739	664,041	620,170
Premium wine (1)	23,416	18,095	22,294
Other	169,630	160,989	110,155
Total commercial loans	8,627,018	8,300,565	6,636,313
Real estate secured loans:
Premium wine (1)	124,261	105,092	82,305
Consumer (2)	—	—	—
Other	21,133	21,333	21,933
Total real estate secured loans	145,394	126,425	104,238
Construction loans	20,280	—	—
Consumer loans (2)	103,469	101,392	103,640
Total loans individually equal to or greater than $20 million	$8,896,161	$8,528,382	$6,844,191
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,755,453	$3,575,853	$3,590,598
Hardware	636,654	703,202	688,151
Private equity/venture capital	2,487,263	2,317,563	1,911,827
Life science/healthcare	1,158,946	1,081,369	1,104,375
Premium wine	178,218	173,496	180,514
Other	226,828	210,141	204,658
Total commercial loans	8,443,362	8,061,624	7,680,123
Real estate secured loans:
Premium wine	554,484	577,220	564,282
Consumer	1,925,620	1,834,370	1,543,340
Other	22,674	22,908	23,261
Total real estate secured loans	2,502,778	2,434,498	2,130,883
Construction loans	44,677	64,911	78,862
Consumer loans	137,684	139,513	123,072
Total loans individually less than $20 million	$11,128,501	$10,700,546	$10,012,940
Total gross loans	$20,024,662	$19,228,928	$16,857,131
Loans individually equal to or greater than $20 million as a percentage of total gross loans	44.4%	44.4%	40.6%
Total clients with loans individually equal to or greater than $20 million	233	223	188
Loans individually equal to or greater than $20 million on nonaccrual status	$79,681	$77,408	$85,156

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	December 31, 2016	September 30, 2016	December 31, 2015
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$118,979	$106,216	$123,392
Loans past due 90 days or more still accruing interest	33	125	—
Total nonperforming loans	119,012	106,341	123,392
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$119,012	$106,341	$123,392
Nonperforming loans as a percentage of total gross loans	0.59%	0.55%	0.73%
Nonperforming assets as a percentage of total assets	0.27	0.25	0.28
Allowance for loan losses	$225,366	$240,565	$217,613
As a percentage of total gross loans	1.13%	1.25%	1.29%
As a percentage of total gross nonperforming loans	189.36	226.22	176.36
Allowance for loan losses for nonaccrual loans	$37,277	$44,348	$51,844
As a percentage of total gross loans	0.19%	0.23%	0.31%
As a percentage of total gross nonperforming loans	31.32	41.70	42.02
Allowance for loan losses for total gross performing loans	$188,089	$196,217	$165,769
As a percentage of total gross loans	0.94%	1.02%	0.98%
As a percentage of total gross performing loans	0.94	1.03	0.99
Total gross loans	$20,024,662	$19,228,928	$16,857,131
Total gross performing loans	19,905,650	19,122,587	16,733,739
Reserve for unfunded credit commitments (1)	45,265	35,924	34,415
As a percentage of total unfunded credit commitments	0.27%	0.22%	0.22%
Total unfunded credit commitments (2)	$16,743,196	$16,297,086	$15,614,359

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Client directed investment assets	$6,378	$6,846	$8,268	$6,948	$7,881
Client investment assets under management (2)	21,503	20,692	21,820	21,287	19,934
Sweep money market funds	17,086	15,567	13,347	15,122	11,411
Total average client investment funds	$44,967	$43,105	$43,435	$43,357	$39,226

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Client directed investment assets	$5,510	$6,262	$7,117	$7,512	$7,527
Client investment assets under management (2)	23,115	20,819	20,508	21,431	22,454
Sweep money market funds	17,173	16,263	15,447	13,331	14,011
Total period-end client investment funds	$45,798	$43,344	$43,072	$42,274	$43,992

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. We adopted ASU 2015-02, Amendments to the Consolidation Analysis, related to our consolidated variable interest entities effective January 1, 2015. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests, adjustments to net interest income for a taxable equivalent basis and the losses noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains (losses) on investment securities, net, gains (losses) on derivative instruments, net, and other noninterest income items.

	Three months ended					Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP noninterest income	$113,502	$144,140	$112,776	$86,134	$114,506	$456,552	$472,794
Less: income (losses) attributable to noncontrolling interests, including carried interest	4,412	4,679	1,619	(2,671)	2,673	8,039	31,736
Non-GAAP noninterest income, net of noncontrolling interests	$109,090	$139,461	$111,157	$88,805	$111,833	$448,513	$441,058

	Three months ended					Year ended
Non-GAAP core fee income (Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP noninterest income	$113,502	$144,140	$112,776	$86,134	$114,506	$456,552	$472,794
Less: gains (losses) on investment securities, net	9,976	23,178	23,270	(4,684)	12,439	51,740	89,445
Less: gains (losses) on derivative instruments, net	21,734	19,744	8,798	(1,695)	17,515	48,581	83,805
Less: other noninterest income	(2,856)	20,692	6,254	15,971	11,847	40,061	34,162
Non-GAAP core fee income	$84,648	$80,526	$74,454	$76,542	$72,705	$316,170	$265,382

	Three months ended					Year ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP net gains (losses) on investment securities	$9,976	$23,178	$23,270	$(4,684)	$12,439	$51,740	$89,445
Less: income (losses) attributable to noncontrolling interests, including carried interest	4,661	4,745	1,622	(2,716)	2,803	8,312	32,112
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$5,315	$18,433	$21,648	$(1,968)	$9,636	$43,428	$57,333

	Three months ended					Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP noninterest expense	$244,567	$221,827	$200,352	$204,033	$208,608	$870,779	$778,016
Less: expense attributable to noncontrolling interests	240	117	258	(91)	178	524	828
Non-GAAP noninterest expense, net of noncontrolling interests	$244,327	$221,710	$200,094	$204,124	$208,430	$870,255	$777,188
GAAP net interest income	$296,605	$289,161	$283,336	$281,421	$269,069	$1,150,523	$1,006,425
Adjustments for taxable equivalent basis	291	281	309	322	368	1,203	1,564
Non-GAAP taxable equivalent net interest income	$296,896	$289,442	$283,645	$281,743	$269,437	$1,151,726	$1,007,989
Less: net interest income attributable to noncontrolling interests	4	4	55	3	2	66	8
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$296,892	$289,438	$283,590	$281,740	$269,435	$1,151,660	$1,007,981
GAAP noninterest income	$113,502	$144,140	$112,776	$86,134	$114,506	$456,552	$472,794
Non-GAAP noninterest income, net of noncontrolling interests	109,090	139,461	111,157	88,805	111,833	448,513	441,058
GAAP total revenue	$410,107	$433,301	$396,112	$367,555	$383,575	$1,607,075	$1,479,219
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$405,982	$428,899	$394,747	$370,545	$381,268	$1,600,173	$1,449,039
GAAP operating efficiency ratio	59.63%	51.19%	50.58%	55.51%	54.39%	54.18%	52.60%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	60.18	51.69	50.69	55.09	54.67	54.39	53.63

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
GAAP non-marketable and other securities	$622,552	$625,178	$664,054	$668,497	$674,946
Less: amounts attributable to noncontrolling interests	122,415	121,397	121,803	123,158	126,389
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$500,137	$503,781	$542,251	$545,339	$548,557

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
GAAP SVBFG stockholders’ equity	$3,642,554	$3,593,051	$3,505,578	$3,381,044	$3,198,134
Tangible common equity	$3,642,554	$3,593,051	$3,505,578	$3,381,044	$3,198,134
GAAP total assets	$44,683,660	$43,274,037	$43,132,654	$43,573,902	$44,686,703
Tangible assets	$44,683,660	$43,274,037	$43,132,654	$43,573,902	$44,686,703
Risk-weighted assets	$28,248,750	$27,407,756	$27,145,857	$26,382,154	$25,919,594
Tangible common equity to tangible assets	8.15%	8.30%	8.13%	7.76%	7.16%
Tangible common equity to risk-weighted assets	12.89	13.11	12.91	12.82	12.34

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Tangible common equity	$3,423,427	$3,405,028	$3,359,097	$3,246,536	$3,059,045
Tangible assets	$44,059,340	$42,651,702	$42,522,293	$42,990,146	$44,045,967
Risk-weighted assets	$26,856,850	$25,909,301	$25,691,978	$24,922,140	$24,301,043
Tangible common equity to tangible assets	7.77%	7.98%	7.90%	7.55%	6.95%
Tangible common equity to risk-weighted assets	12.75	13.14	13.07	13.03	12.59